Filed pursuant to Rule 433

Registration No.: 333-206799

September 10, 2015

Biogen Inc.

$1,500,000,000 2.900% Senior Notes Due 2020

$1,000,000,000 3.625% Senior Notes Due 2022

$1,750,000,000 4.050% Senior Notes Due 2025

$1,750,000,000 5.200% Senior Notes Due 2045

PRICING TERM SHEET

2.900% Senior Notes Due 2020

Issuer	Biogen Inc.

Principal Amount	$1,500,000,000

Maturity Date	September 15, 2020

Issue Price (Price to Public)	99.792%

Interest Rate	2.900% per annum beginning on the Issue Date

Interest Payment Dates	Semi-annually, each March 15 and September 15, commencing March 15, 2016

Treasury Benchmark	1.375% due August 31, 2020

Spread to Benchmark Treasury	140 bps

Benchmark Treasury Yield	1.545%

Yield to Maturity	2.945%

Optional Redemption	Make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 20 basis points)

CUSIP/ISIN:	09062X AC7 / US09062XAC74

3.625% Senior Notes Due 2022

Issuer	Biogen Inc.

Principal Amount	$1,000,000,000

Maturity Date	September 15, 2022

Issue Price (Price to Public)	99.920%

Interest Rate	3.625% per annum beginning on the Issue Date

Interest Payment Dates	Semi-annually, each March 15 and September 15, commencing March 15, 2016

Treasury Benchmark	1.875% due August 31, 2022

Spread to Benchmark Treasury	170 bps

Benchmark Treasury Yield	1.938%

Yield to Maturity	3.638%

Optional Redemption	Make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points)

CUSIP/ISIN:	09062X AE3 / US09062XAE31

4.050% Senior Notes Due 2025

Issuer	Biogen Inc.

Principal Amount	$1,750,000,000

Maturity Date	September 15, 2025

Issue Price (Price to Public)	99.764%

Interest Rate	4.050% per annum beginning on the Issue Date

Interest Payment Dates	Semi-annually, each March 15 and September 15, commencing March 15, 2016

Treasury Benchmark	2.000% due August 15, 2025

Spread to Benchmark Treasury	185 bps

Benchmark Treasury Yield	2.229%

Yield to Maturity	4.079%

Optional Redemption

Make whole call, in whole or in part, as set forth in the preliminary prospectus supplement (treasury rate plus 30 basis points) at any time prior to June 15, 2025 (three months prior to the maturity date of the notes due 2025)

Par call, in whole or in part, at any time on or after June 15, 2025 (three months prior to the maturity date of the notes due 2025)

CUSIP/ISIN:	09062X AF0 / US09062XAF06

5.200% Senior Notes Due 2045

Issuer	Biogen Inc.

Principal Amount	$1,750,000,000

Maturity Date	September 15, 2045

Issue Price (Price to Public)	99.294%

Interest Rate	5.200% per annum beginning on the Issue Date

Interest Payment Dates	Semi-annually, each March 15 and September 15, commencing March 15, 2016

Treasury Benchmark	3.000% due May 15, 2045

Spread to Benchmark Treasury	225 bps

Benchmark Treasury Yield	2.997%

Yield to Maturity	5.247%

Optional Redemption

Make whole call, in whole or in part, as set forth in the preliminary prospectus supplement (treasury rate plus 35 basis points) at any time prior to March 15, 2045 (six months prior to the maturity date of the notes due 2045)

Par call, in whole or in part, at any time on or after March 15, 2045 (six months prior to the maturity date of the notes due 2045)

CUSIP/ISIN:	09062X AD5 / US09062XAD57

Terms Applicable to All Tranches

Ratings	Baa1 / A- (Moody’s/S&P)

Trade Date	September 10, 2015

Original Issue Date (Settlement)	September 15, 2015

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary prospectus supplement to which this pricing term sheet relates), Biogen Inc. will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to but not including the date of repurchase

Minimum Denomination	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive Bookrunners

Credit Suisse Securities (USA) LLC (Notes due 2045)

Deutsche Bank Securities Inc. (Notes due 2025)

J.P. Morgan Securities LLC (Notes due 2020)

Mitsubishi UFJ Securities (USA), Inc. (Notes due 2022)

Morgan Stanley & Co. LLC (Notes due 2020, 2022, 2025, 2045)

Senior Co-Managers	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.

Co-Managers	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc.

None of the securities ratings is a recommendation to buy, sell or hold the notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1 (866) 471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1 (800) 294-1322.

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